UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 16, 2011

CHINA HGS REAL ESTATE INC.
(Exact name of registrant as specified in its charter)

Florida	001-34864	33-0961490
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

6 Xinghan Road, 19th Floor, Hanzhong City
Shaanxi Province, PRC 723000
(Address of principal executive offices)

(86) 091 - 62622612 (Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 16, 2011, Shaanxi Guangsha Investment and Development Group Co., Ltd., our variable interest entity (“Guangsha”),  entered into a land use rights transfer agreement (the “Transfer Agreement”) with Hanzhong Guangsha Real Estate Development Limited (“Hanzhong”), which is a related party controlled by our Chief Executive Officer, Chairman and controlling shareholder Mr. Xiaojun Zhu. Pursuant to the Transfer Agreement, Hanzhong agreed to transfer land use rights covering approximately 44,000 square meters to the Company for RMB80,000,000 (approximately $12,509,380). The Company paid the full purchase price and received the land use rights in March, 2011.

A translated copy of the Transfer Agreement is filed as Exhibit 10.1 to this report.

On November 14, 2011, Guangsha entered into a one-month loan agreement (“Loan Agreement”) with Mr. Xiaojun Zhu, our Chief Executive Officer, Chairman and controlling shareholder. Pursuant to the Loan Agreement, Guangsha borrowed RMB20,000,000 (approximately $3,149,619) from Mr. Zhu to partially fund a deposit for an auction of land use rights (the “Loan”).  The Company had repaid the full amount of the Loan as of December 7, 2011.

According to the terms of the Loan Agreement, there was no interest payable on the Loan during its one-month term, although the loan would have borne interest at the rate of 15% per annum if not repaid during its term.

A translated copy of the Loan Agreement is filed as Exhibit 10.2 to this report.

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On December 22, 2011, and as a result of the review of the annual financial statements for fiscal 2011 for China HGS Real Estate Inc. (the “Company”), the Company’s Board of Directors concluded that its unaudited condensed consolidated financial statements (the “Financial Statements”) for the three and six months ended March 31, 2011 and for the three and nine months ended June 30, 2011, contained in the Company’s Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”) on May 16, 2011 and August 15, 2011, respectively, should no longer be relied upon due to  certain material errors contained therein.

The Company’s upcoming annual report on Form 10-K for the fiscal year ended September 30, 2011 will include a disclosure of the effect of the restatement in the quarterly financial information footnote for the periods as indicated above.   The restatement of the interim financial information is to correct the allocation of certain construction costs that were inappropriately allocated between the real estate property development completed and real estate property under development, which resulted in understatements of cost of sales for the six months ended March 31, 2011 and nine months ended June 30, 2011.  The Company will restate the unaudited condensed consolidated balance sheets as of March 31, 2011 and June 30, 2011 and the unaudited condensed consolidated statements of income and comprehensive income for the periods ended March 31, 2011 and June 30, 2011 to reflect the corrected figures. The effects on net income and earnings per share for such periods are as follows:

Net income for the three and six months ended March 31, 2011 will decrease by $1,615,453. Both basic and diluted earnings per share for the three and six months ended March 31, 2011 will decrease by $0.03 and $0.04 per share, respectively.

Net income for the three and nine months ended June 30, 2011 will decrease by $1,211,941 and $2,827,394, respectively. Both basic and diluted earnings per share for the three and nine months ended June 30, 2011 will decrease by $0.02 and $0.06 per share, respectively.

The Company’s board of directors has discussed the forgoing matters with the Company’s independent registered public accounting firm.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1
Land Use Right Transfer Agreement by and between Shaanxi Guangsha Real Estate Development Ltd. and Hanzhong Guangsha Investment and Development Group Co. Ltd, dated March 16, 2011 (English translation).

10.2	Loan Agreement by and between Zhu Xiaojun and Shaanxi Guangsha Investment and Development Group Co., Ltd., dated November 14, 2011 (English translation).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA HGS REAL ESTATE, INC.
(Registrant)

Date: December 23, 2011	By:	/s/ Xiaojun Zhu
Xiaojun Zhu
Chief Executive Officer, Chief Financial Officer and Chairman of the Board